UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Victor Salerno, the Company’s President, Chief Executive Officer and Chief Operating Officer, loaned the Company an additional $500,000 on December 1, 2008 due to the cash flow needs of the Company.  Due to the urgency, the funds were advanced on an expedited basis without board approval.  As reported in the Company’s Form 10-Q for the quarter ended July 31, 2008, Mr. Salerno had previously loaned the Company $500,000 pursuant to a loan agreement dated April 21, 2008.  The independent directors of the Company are considering for fairness a proposed amendment to that loan agreement to cover the total $1,000,000 that has been loaned by Mr. Salerno as well as other proposed terms and are considering other alternatives.

On December 11, 2008, U.S. Bank gave the Company verbal approval to extend the maturity date of the Company’s $500,000 revolving line of credit for 90 days after the original maturity date of December 31, 2008 and to further negotiate the terms of the line of credit.  However, until definitive agreements are signed, there can be no assurance the line of credit will be extended or that the terms of the line of credit can be renegotiated on terms atleast as favorable to the Company.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2008, Mr. Salerno agreed to reduce his annual base salary to the amount sufficient to cover payroll deductions for benefits, effective November 24, 2008.  Pursuant to the original terms of his employment agreement, Mr. Salerno is entitled to an annual base salary of $240,000.

Melody J. Sullivan, the Company’s Chief Financial Officer and Treasurer, agreed to reduce her annual base salary by 20% effective January 3, 2009.  Pursuant to the original terms of her employment agreement, Ms. Sullivan is entitled to an annual base salary of $180,000.

The salary reductions are intended to be temporary pending an improvement of the Company’s cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: December 15, 2008
	By:	/s/ Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer